Exhibit 4.6

THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED JUNE 14, 2011, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

Dated: June 14, 2011

WARRANT TO PURCHASE

SERIES A PREFERRED STOCK OF

ULTRAGENYX PHARMACEUTICAL INC.

This certifies that the Emil D. Kakkis, M.D., Ph.D., or assigns (collectively, the “Holder”), for value received, is entitled to purchase, at the Stock Purchase Price (as defined below), from Ultragenyx Pharmaceutical Inc., a California corporation (the “Company”), up to that number of fully paid and nonassessable shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”), equal to the quotient obtained in accordance with the following calculation:

Maximum number of shares of Series A Preferred Stock (the “Warrant Shares”) issuable upon exercise of this Warrant	=	(aggregate Principal Amount of the Note issued by the Company to Holder) x (0.25) the Stock Purchase Price

This Warrant shall be exercisable at any time from time to time from and after the closing of the Series A Preferred Financing (as defined below) (such date being referred to herein as the “Initial Exercise Date”) up to and including 5:00 p.m. (Pacific Time) on the first to occur of (i) the closing date of any reorganization, consolidation or merger of the Company, transfer of all or substantially all of the assets of the Company or any simultaneous sale of more than a majority of the then outstanding securities of the Company other than a mere reincorporation transaction, or (ii) the ten (10) year anniversary of the date hereof (such earlier date being referred to herein as the “Expiration Date”), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with (i) the Form of Subscription attached hereto duly completed and executed, (ii) payment pursuant to Section 2 of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof, and (iii) any documents reasonably requested by the Company to be executed by the Holder as if Holder were an investor in the Series A Preferred Stock Financing, including without limitation a stock purchase agreement, an investors’ rights agreement, a right of first refusal and co-sale agreement, and a voting agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 4 of this Warrant.

For purposes of this Warrant, (a) the term “Purchase Agreement” shall mean that certain Note and Warrant Purchase Agreement, dated as of June 14, 2011 by and among the Company and the investors listed therein and (b) the terms “Note,” “Principal Amount,” “Series A Preferred Stock Financing” and “Stock Purchase Price” shall have the meanings given them in the Purchase Agreement.

1. Exercise, Issuance of Certificates; Acknowledgement. This Warrant is exercisable at the option of the holder of record hereof, at any time or from time to time from or after the Initial Exercise Date up to the Expiration Date for all or any part of the Warrant Shares (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Series A Preferred Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of the Series A Preferred Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Each certificate so delivered shall be in such denominations of the Warrant Shares as may be requested by the Holder hereof and shall be registered in the name of such Holder. In case of a purchase of less than all the Warrant Shares, the Company shall execute and deliver to Holder within a reasonable time an Acknowledgement in the form attached hereto indicating the number of Warrant Shares which remain subject to this Warrant, if any.

2. Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid either (i) by cash or wire transfer of immediately available funds, (ii) if the fair market value of one (1) share of the Warrant Shares on the date of exercise is greater than the Stock Purchase Price, by surrender of a number of Warrant Shares which have a fair market value equal to the aggregate purchase price of the Warrant Shares being purchased (“Net Issuance”) as determined herein, or (iii) any combination of the foregoing. If the Holder elects the Net Issuance method of payment, the Company shall issue to Holder upon exercise a number of shares of Warrant Shares determined in accordance with the following formula:

X =	Y(A-B) A

Where: X =	The number of Warrant Shares to be issued to Holder;

Y =	The number of Warrant Shares with respect to which the Holder is exercising its purchase rights under this Warrant;

A =	The fair market value of one (1) share of the Warrant Shares on the date of exercise, and

B =	The Stock Purchase Price.

No fractional shares arising out of the above formula for determining the number of shares to be issued to the Holder shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the fair market value of one (1) share of the Warrant Shares on the date of exercise. For purposes of the above calculation, the fair market value of one (1) share of the Warrant Shares shall mean (a) if the date of exercise is after the commencement of trading of the Common Stock on a securities exchange or over-the-counter but prior to the closing of the IPO, the price per share to the public set forth on the final prospectus relating to the IPO, multiplied by the number of shares of Common Stock into which each share of the Warrant Shares is then convertible, (b) if the Common Stock is then traded on a securities exchange, the average of the closing prices of such Common Stock on such exchange over the thirty (30) calendar day period (or portion thereof) ending three (3) days prior to the date of exercise, multiplied by the number of shares of Common Stock into which each share of the Warrant Shares is then convertible, (c) if the Common Stock is then regularly traded over-the-counter, the average of the closing sale prices or secondarily the closing bid of such Common Stock over the thirty (30) calendar day period (or portion thereof) ending three (3) days prior to the date of exercise, multiplied by the number of shares of Common Stock into which each share of the Warrant Shares is then convertible, or (d) if there is no active public market for the Common Stock, the fair market value of one share of the Warrant Shares as determined in good faith by the Board of Directors of the Company.

3. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Series A Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant (together with all shares of Common Stock issuable upon conversion of such Series A Preferred Stock) will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued shares of Series A Preferred Stock (together with the number of shares of Common Stock issuable upon conversion of such Series A Preferred Stock), or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1 Conversion of Preferred Stock. If all of the outstanding Preferred Stock of the Company is converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Stock Purchase Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Stock Purchase Price of the shares of Preferred Stock for which this Warrant was exercisable immediately prior to such conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion

4.2 Subdivisions, Combinations and Dividends. In case the Company shall at any time subdivide its outstanding shares of Series A Preferred Stock into a greater number of shares or pay a dividend in Series A Preferred Stock in respect of outstanding shares of Series A Preferred Stock, the Stock Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall be proportionately reduced, and conversely, in case the outstanding shares of the Series A Preferred Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.3 Reclassification. If any reclassification of the capital stock of the Company shall be effected in such a way that holders of Series A Preferred Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such reclassification, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Series A Preferred Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Series A Preferred Stock equal to the number of shares of such Series A Preferred Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

4.4 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. For the avoidance of doubt, the Company acknowledges that the Holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of

Common Stock of the Company issuable upon conversion of the Series A Preferred Stock of the Company which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

4.5 Other Notices. If at any time:

(1) the Company shall declare any cash dividend upon its Series A Preferred Stock (or Common Stock issuable upon conversion thereof);

(2) there shall be any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another Person;

(3) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(4) there shall be an IPO;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or public offering, at least ten (10) days prior written notice of the date when the same shall take place; provided, however, that the Holder shall make a best efforts attempt to respond to such notice as early as possible after the receipt thereof Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date on which the holders of Series A Preferred Stock (or Common Stock issuable upon conversion thereof) shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Series A Preferred Stock (or Common Stock issuable upon conversion thereof) shall be entitled to exchange their Series A Preferred Stock (or Common Stock issuable upon conversion thereof) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion or public offering, as the case may be.

5. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

6. Warrants Transferable. Subject to compliance with applicable federal and state securities laws and the transfer restrictions set forth in the Purchase Agreement, under which this Warrant was issued, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon the prior written consent of the Company and, thereafter, upon surrender of this Warrant properly endorsed and in compliance with the provisions of the Purchase Agreement. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company and notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

7. Lost Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

8. Modification and Waiver. Any term of this Warrant and all Warrants issued pursuant to the Purchase Agreement may be amended and the observance of any term of this Warrant and all Warrants issued pursuant to the Purchase Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the Company and the holders of Warrants representing at least a majority of the aggregate number of Warrant Shares issuable upon exercise of all outstanding Warrants issued pursuant to the Purchase Agreement. Any amendment or waiver effected in accordance with this Section shall be binding upon the Company, the Holder and the holders of all Warrants issued pursuant to the Purchase Agreement.

9. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Warrant shall be made in accordance with Section 5.6 of the Purchase Agreement.

10. Governing Law. This Warrant is to be construed in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the date first above written.

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ John Ditton
John Ditton Secretary

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

The undersigned, the holder of a right to purchase shares of Series A Preferred Stock of Ultragenyx Pharmaceutical Inc., a California corporation (the “Company”), pursuant to that certain Warrant to Purchase Series A Preferred Stock of Ultragenyx Pharmaceutical Inc. (the “Warrant”), dated as of June 14, 2011, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                                       (                ) shares of Series A Preferred Stock of the Company and herewith makes payment of                                               Dollars ($            ) therefor by the following method:

(Check one of the .following):

_____ (check if applicable)	The undersigned hereby elects to make payment of _____________ Dollars ($__________) therefor in cash.

_____ (check if applicable)	The undersigned hereby elects to make payment for the aggregate exercise price of this exercise using the Net Issuance method pursuant to Section 2 of such Warrant.

The undersigned represents that it is acquiring such securities for its own account for investment and not with a view to or for sale in connection with any distribution thereof and in order to induce the issuance of such securities makes to the Company, as of the date hereof, the representations and warranties set forth in Section 3 of the Note and Warrant Purchase Agreement, dated as of June 14, 2011, by and among the Company and the investors listed on Exhibit A thereto.

DATED:

EMIL D. KAKKIS, M.D., Ph.D.

By:

ACKNOWLEDGMENT

To: Emit D. Kakkis, M.D., Ph.D.

The undersigned hereby acknowledges that as of the date hereof,                                      (                    ) shares of Series A Preferred Stock remain subject to the right of purchase in favor of Emil D. Kalkis, M.D., Ph.D. pursuant to that certain Warrant to Purchase Series A Preferred Stock of Ultragenyx Pharmaceutical Inc., dated as of June 14, 2011.

DATED:

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Emil Kakkis
Name:	Emil Kakkis
Title:	CEO